Exhibit 10.1

EXECUTION VERSION

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE OF ANY OF THE FIRST LIEN BANK DEBT ISSUED PURSUANT TO THE CREDIT AGREEMENT. EACH CONSENTING BANK CREDITOR’S VOTE ON THE PLANS SHALL NOT BE SOLICITED UNTIL THE CONSENTING BANK CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENTS AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT

FIRST AMENDED RESTRUCTURING SUPPORT

AND FORBEARANCE AGREEMENT

This First Amended Restructuring Support and Forbearance Agreement dated as of June 20, 2016, including all schedules, annexes, and exhibits attached hereto, amends, restates and replaces in its entirety the Restructuring Support and Forbearance Agreement dated as of August 21, 2015 (the “Original RSA”), including all schedules, annexes, and exhibits attached thereto (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among: (i) Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the debtors in the Chapter 11 Cases (collectively, the “Company”), (ii) Caesars Entertainment Corporation (“CEC,” and together with the Company, the “Caesars Parties”), (iii) LeverageSource III (H Holdings), L.P. (“LS3”), (iv) LeverageSource V, L.P. (“LS5”), and (v) each of the undersigned lenders, each of which is the holder of, or the investment advisor or the investment manager to a holder or holders of First Lien Bank Claims (as defined below) (and in such capacity having the power to bind such holder with respect to any First Lien Bank Claims identified on its signature page hereto) (including any permitted assignees under this Agreement, collectively, the “Consenting Bank Creditors,” and together with the Caesars Parties, LS3, and LS5, each referred to as a “Party” and collectively referred to as the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the CEOC Plan (as defined below).

RECITALS:

WHEREAS, before the date hereof, the Parties and their representatives have engaged in arm’s-length, good-faith negotiations regarding a potential restructuring of the Caesars Parties’ indebtedness and other obligations pursuant to the terms and conditions of this Agreement, the CEOC Plan, the CEC Plan (if any) and the Definitive Documentation (the “Restructuring”);

WHEREAS, if effected, the Restructuring will resolve all claims between the Consenting Bank Creditors and the Caesars Parties, including any litigation-related claims against the Company and CEC;

WHEREAS, the Restructuring will be implemented through the Plans and the Definitive Documentation (each, as defined below);

WHEREAS, the Parties have agreed that the Company may use Cash Collateral (as defined below) during the Chapter 11 Cases (as defined below) on the terms and subject to the conditions set forth in the Cash Collateral Stipulation; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions:

“105 Injunction Order” means an order of the Bankruptcy Court or any other court of competent jurisdiction temporarily enjoining all or some of the Caesars Cases.

“Additional Bank Consideration” means any consideration provided in connection with the Restructuring by or on behalf of any of the Caesars Parties or their Affiliates after the date of this Agreement to any holder of First Lien Bank Debt, in its capacity as such, that exceeds or is superior to that contemplated under the Restructuring, including, without limitation, additional consideration, the granting of any guaranty, and/or the allocation of any rights or opportunities (whether investment, commercial, management, advisory or otherwise).

“Additional Bond Consideration” means any consideration provided in connection with the Restructuring by or on behalf of any of the Caesars Parties or their Affiliates after the date of this Agreement to any holder of First Lien Bond Debt, in its capacity as such, that exceeds or is superior to that contemplated under the Restructuring, including, without limitation, additional consideration, the granting of any guaranty, and/or allocation of any rights or opportunities (whether investment, commercial, management, advisory or otherwise).

“Additional CEC Consideration” has the meaning ascribed to it in the June 6 CEOC Plan.

“Additional Restructuring Support Agreement” has the meaning set forth in Section 5(b)(iv) hereof.

“Administrative Agent” has the meaning ascribed to it in the Credit Agreement.

“Affiliate” means, with respect to any Person, any other Person (whether now or hereinafter in existence) which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise or through intermediaries) of such Person. For the avoidance of doubt, LS3 and LS5 shall be considered Affiliates of the Caesars Parties.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 16 hereof.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, agreement, offer, transaction, settlement, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests or restructuring (other than the Restructuring) involving the assets and liabilities of CEC and/or the Company and its controlled subsidiaries.

“Bank Guaranty Agreement” means the Guaranty and Pledge Agreement dated as of July 25, 2014 between CEC and Credit Suisse AG, Cayman Island Branch as administrative agent and collateral agent for the lenders under the Credit Agreement, as amended by that certain Amendment to Guaranty and Pledge Agreement effective as of August 21, 2015 (as the same may be amended, supplemented or otherwise modified from time to time).

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois and whichever court of competent jurisdiction in which a bankruptcy case commenced by a CEC Bankruptcy Event to which CEC has not consented, if any, is filed. For the avoidance of doubt, any bankruptcy commenced by CEC shall be filed in the United States Bankruptcy Court for the Northern District of Illinois and CEC shall move to transfer venue of any bankruptcy case commenced by a CEC Bankruptcy Event to which CEC has not consented to the United States Bankruptcy Court for the Northern District of Illinois.

“Bond RSA” means the Fifth Amended and Restated Restructuring Support and Forbearance Agreement, dated October 7, 2015, among the Caesars Parties, LS3, LS5 and the Consenting Bond Creditors (as amended, supplemented, or otherwise modified from time to time).

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.), (b) MeehanCombs Global Credit Opportunities Master Fund, LP, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7097 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior

Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020;dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.) and (f) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entertainment Corporation, Case No. 15-cv-08280 (S.D.N.Y.), and (g) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(f) above.

“Caesars Parties” has the meaning set forth in the preamble hereof.

“Caesars Parties RSAs” means, collectively, (i) the Restructuring Support, Settlement and Contribution Agreement dated as of June 7, 2016, including all schedules, annexes, and exhibits attached thereto (as amended, supplemented, or otherwise modified from time to time), among CEOC, on behalf of itself and each of the Debtors, and CEC, and (ii) the Restructuring Support Agreement dated as of June 12, 2016, including all schedules, annexes, and exhibits attached thereto (as amended, supplemented, or otherwise modified from time to time), among CEOC, on behalf of itself and each of the Debtors, CAC, on behalf of itself and each of its direct and indirect subsidiaries, and solely as to Section 26 thereof, CEC, in the case of each of (i) and (ii), as may be amended, amended and restated, supplemented, or otherwise modified from time to time.

“Cash Collateral” means the Company’s cash to the extent that such cash is “Collateral” and subject to a perfected “Lien,” both as defined under the Credit Agreement and/or First Lien Indentures, as the case may be, and in each case that has not been avoided.

“Cash Collateral Stipulation” means the Final Order (i) Authorizing Use of Cash Collateral, (ii) Granting Adequate Protection, (iii) Modifying the Automatic Stay to Permit Implementation, and (iv) Granting Related Relief (Dkt. No. 988), as such order may be amended or supplemented from time to time.

“CEC” has the meaning set forth in the preamble hereof.

“CEC Bankruptcy Event” means the filing against CEC of an involuntary bankruptcy petition.

“CEC Chapter 11 Case” means, if applicable, a voluntary chapter 11 case filed by CEC or a chapter 11 case commenced by a CEC Bankruptcy Event to which CEC has consented.

“CEC Confirmation Order” means, if applicable, an order by the Bankruptcy Court confirming a CEC Plan, which must be reasonably satisfactory to the Requisite Consenting Bank Creditors and CEC.

“CEC Disclosure Statement” means, if applicable, CEC’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject a CEC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of a CEC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be substantially consistent with this Agreement and shall otherwise be reasonably acceptable to the Requisite Consenting Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and CEC.

“CEC Fiduciary Out” has the meaning set forth in Section 11(c) hereof.

“CEC Petition Date” means, if applicable, the date on which CEC commences a CEC Chapter 11 Case.

“CEC Plan” means, if applicable, a chapter 11 plan of reorganization for CEC (including, without limitation, all supplements to the CEC Plan filed with the Bankruptcy Court) through which the Restructuring may be effected (as amended, supplemented, or otherwise modified from time to time), and which plan, together with the CEOC Plan, must deliver economically identical treatment and recoveries to the holders of First Lien Bank Claims as those set forth in the CEOC Plan, and shall otherwise be reasonably acceptable to the Requisite Consenting Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and CEC. For the avoidance of doubt, any amendment, supplement, modification or restatement of the CEC Plan that has, or could have in the good faith opinion of the Requisite Consenting Bank Creditors after consulting with the First Lien Bank Professionals, any material impact on the legal or economic rights of the First Lien Bank Claims must be approved by the Requisite Consenting Bank Creditors.

“CEC Termination Event” has the meaning set forth in Section 11 hereof.

“CEC Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with (a) the Amended and Restated Credit Agreement, dated as of November 14, 2012, among CEOC, as borrower, and CEC, as lenders, and (b) the Global Intercompany Note, dated as of January 28, 2008, among CEC and certain Affiliates.

“CEOC” has the meaning set forth in the preamble hereof.

“CEOC Confirmation Order” means an order by the Bankruptcy Court confirming the CEOC Plan, which must be reasonably satisfactory to the Requisite Consenting Bank Creditors and the Company.

“CEOC Disclosure Statement” means the Company’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the CEOC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of the CEOC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy

Procedure, and other applicable law, each of which shall be reasonably acceptable to the Requisite Consenting Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and the Company.

“CEOC Fiduciary Out” has the meaning set forth in Section 10(c) hereof.

“CEOC Plan” means the Debtors’ Second Amended Joint Plan of Reorganization [ECF. No. 4006] filed in connection with the Chapter 11 Cases on June 15, 2016 (including, without limitation, all supplements to the CEOC Plan filed with the Bankruptcy Court) through which the Restructuring will be effected, and which shall otherwise be reasonably acceptable to the Requisite Consenting Bank Creditors and the Company. For the avoidance of doubt, any amendment, supplement, modification or restatement of the CEOC Plan that has, or could have in the good faith opinion of the Requisite Consenting Bank Creditors after consulting with the First Lien Bank Professionals, any material impact on the legal or economic rights of the First Lien Bank Claims must be approved by the Requisite Consenting Bank Creditors.

“CES” means Caesars Enterprise Services, LLC and its subsidiaries (whether now or hereinafter in existence).

“Chapter 11 Cases” means the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.).

“Claim” means any claim identified on a Party’s signature block hereto on account of indebtedness issued by CEOC pursuant to the Credit Agreement, the First Lien Indentures, or the Non-First Lien Indentures, or any other claim (as that term is defined by section 101(5) of the Bankruptcy Code), in each case, other than any claim for which the holder (x) does not have the right to control voting or (y) is not permitted by a preexisting contractual obligation or operation of law to vote in favor of the Restructuring. For the avoidance of doubt (i) “Claim” shall not include any claims in respect of derivatives related to or referencing indebtedness, and (ii) without limiting Section 13 hereof, if the holder of a claim ceases to have the right to control voting with respect to such claim, such claim shall no longer be deemed a “Claim” for purposes of this Agreement, unless and until such holder subsequently acquires the right to control voting with respect to such claim.

“Claim Holder” refers to (i) each Consenting Bank Creditor, (ii) LS3, (iii) LS5, and (iv) each Caesars Party, to the extent such Caesars Party, as of the date of execution of this Agreement, either (a) is a beneficial owner of Claims or (b) has investment or voting discretion with respect to Claims and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement.

“Collateral Agent” has the meaning ascribed to it in the Credit Agreement and First Lien Indentures.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 10 hereof.

“Confidential Claims Information” has the meaning set forth in Section 5(a)(iii) hereof.

“Confirmation Orders” means the CEOC Confirmation Order and the CEC Confirmation Order.

“Consenting Bank Creditors” has the meaning set forth in the preamble hereof.

“Consenting Bond Creditors” has the meaning ascribed to Consenting Creditors in the Bond RSA.

“Consenting Creditors” means the Consenting Bond Creditors and Consenting Bank Creditors.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 25, 2014, among CEC, CEOC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Creditor Termination Event” has the meaning set forth in Section 8 hereof.

“Definitive Documentation” means the Plans, all supplements to the Plans (including, without limitation, all of the documents necessary to implement the Plans and the Restructuring), Confirmation Orders, Disclosure Statements, Cash Collateral Stipulation, any court filings in (a) the Chapter 11 Cases or (b) a CEC Chapter 11 Case that could be reasonably expected to affect the interests of holders of First Lien Bank Claims (but not, for the avoidance of doubt, any professional retention motions or applications), in their capacities as such, and any other documents or exhibits related to or contemplated in the foregoing. For the avoidance of doubt, any amendment, supplement, modification or restatement of the Definitive Documentation that has, or could have in the good faith opinion of the Requisite Consenting Bank Creditors after consulting with the First Lien Bank Professionals, any material impact on the legal or economic rights of the First Lien Bank Claims must be approved by the Requisite Consenting Bank Creditors.

“Disclosure Statements” means the CEOC Disclosure Statement and the CEC Disclosure Statement.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plans have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plans become effective or are consummated.

“Event of Default” has the meaning ascribed to First Lien Credit Parties’ Event of Default in the Cash Collateral Stipulation.

“Executory Contracts and Unexpired Leases” means any contracts or unexpired leases to which the Company is a party that are subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Fiduciary Outs” has the meaning set forth in Section 10(c) hereof.

“First Lien Bank Claim” means a Claim in respect of First Lien Bank Debt.

“First Lien Bank Debt” means indebtedness incurred by the Company pursuant to the Credit Agreement.

“First Lien Bank Documents” means the “Loan Documents” as defined in the Credit Agreement.

“First Lien Bond Claim” means a Claim in respect of First Lien Bond Debt.

“First Lien Bond Debt” means indebtedness incurred by the Company pursuant to the First Lien Indentures.

“First Lien Indentures” means (i) the Indenture dated as of June 10, 2009, as it may have been amended and supplemented from time to time, governing CEOC’s 11.25% Senior Secured Notes due 2017, (ii) the Indenture dated as of February 14, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 8.5% Senior Secured Notes due 2020, (iii) the Indenture dated as of August 22, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020 and (iv) the Indenture dated as of February 15, 2013, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020.

“First Lien Bank Fees and Expenses” means (i) all reasonable and documented out-of-pocket expenses (other than professional fees) incurred by any Initial Consenting Bank Lender in connection with the negotiation and implementation of the Restructuring plus (ii) First Lien Bank Professional Fees.

“First Lien Bank Professional Fees” means all reasonable and documented fees and expenses of the First Lien Bank Professionals incurred in their representation of holders of First Lien Bank Debt in connection with the Company, from the date of the First Lien Bank Professionals’ respective retentions by such holders of First Lien Bank Debt through and including the later of either (i) the termination of this Agreement pursuant to Sections 8, 9, 10, or 11 of this Agreement or (ii) the Effective Date; provided that documentation of such First Lien Bank Professional Fees shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines.

“First Lien Bank Professionals” means (i) Stroock & Stroock & Lavan LLP (ii) Rothschild Inc., (iii) Shaw Fishman Glantz & Towbin LLC, (iv) Robbins, Russell, Englert, Orseck, Untereiner & Sauber LLP, (v) one gaming counsel, (vi) one (1) special REIT counsel, and (vii) such other legal, consulting, financial, and/or other professional advisors as may be retained or may have been retained from time to time by any of the Requisite Consenting Bank Creditors with the prior written consent of the Company, which consent shall not be unreasonably withheld.

“First Lien Bond Professionals” has the meaning ascribed to First Lien Professionals in the Bond RSA.

“Forbearance Defaults” means defaults or Events of Default alleged in or in connection with (a) the May 2014 Transactions, (b) the Services Transactions, (c) the CEC Transactions, (d) the Incurrence Transactions, (e) the Restricted Transactions, (f) the Caesars Cases, and (g) any actions taken pursuant to and in compliance with the terms of this Agreement.

“Forbearance Termination Event” has the meaning set forth in Section 3(a) hereto.

“Guaranty Cases” means the cases captioned (a) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), and (b) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.), and any similar litigations filed against CEC.

“Incurrence Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Incremental Facility Amendment and Term B-7 Agreement, dated as of June 11, 2014, among CEC, Caesars Operating Escrow LLC, the Incremental Lenders party thereto, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, and upon the assumption of the Term B-7 Loans, CEOC.

“Initial Consenting Bank Lenders” means the following entities (and/or funds or accounts advised by, or managed by, such entities) (i) Colorado I Loan Funding LLC, (ii) H/2 Targeted Return Strategies II Ltd., (iii) Owl Creek Asset Management, L.P., (iv) FS Investment Corporation, (v) FS Investment Corporation II, (vi) FS Investment Corporation III, (vii) FS Global Credit Opportunities Fund, (viii) Drawbridge Special Opportunities Advisors LLC, (ix) Aristeia Capital, L.L.C., (x) GSO Capital Partners LP, (xi) GSO / Blackstone Debt Funds Management LLC, (xii) Blackstone Debt Advisors L.P., (xiii) CCT Halifax Funding, (xiv) Oregon Public Employees Retirement Fund, (xv) Maryland State Retirement and Pension System, (xvi) KKR-PBPR Capital Partners L.P., (xvii) KKR Income Opportunities Fund, (xviii) HMO Minnesota, (xix) CCT Funding LLC, (xx) BCBSM, INC., (xxi) KKR Global Credit Opportunities Master Fund LP, (xxii) Taconic Capital Advisors L.P., (xxiii) Franklin Mutual Advisers, LLC, (xxiv) OZ Management LP, (xxv) OZ Management II LP, (xxvi) HG Vora Capital Management, LLC, (xxvii) Sola Ltd, (xxviii) Ultra Master Ltd (xxix) Solus Opportunities Fund 1 LP, (xxx) Solus Opportunities Fund 3 LP, (xxxi) Solus Opportunities Fund 4 LP, (xxxii) Solus Opportunities Fund 5 LP, (xxxiii) Solus Senior High Income Fund LP and Invesco Senior Secured Management, (xxxiv) Point State Capital LP, (xxxv) BLT 17 LLC, (xxxvi) Tactical Value SPN – Global Credit Opportunities L.P., (xxxvii) Fortress Special Opportunities Advisors LLC, (xxxviii) Fortress Credit Advisors LLC, (xxxix) H/2 Special Opportunities II, Ltd., and (xl) H/2 Special Opportunities, Ltd.

“Involuntary Petition” means the chapter 11 petition filed against CEOC on January 12, 2015, in the United States Bankruptcy Court for the District of Delaware, currently docketed as Case No. 15-3193 (Bankr. N.D. Ill.).

“June 6 CEOC Plan” means the Debtors’ Second Amended Joint Plan of Reorganization [ECF. No. 3951] filed in connection with the Chapter 11 Cases on June 6, 2016.

“LS3” has the meaning set forth in the preamble hereof.

“LS5” has the meaning set forth in the preamble hereof.

“Majority Bank Creditors” means holders beneficially owning or controlling at least 50.1% of the outstanding amount of the Company’s obligations under the Credit Agreement as of such date.

“May 2014 Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Transaction Agreement dated as of March 1, 2014, as amended, by and among CEC, CEOC, Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company, and Caesars Growth Partners, LLC.

“MFN Restructuring Support Agreement” has the meaning set forth in Section 5(b)(iv) hereof.

“Non-First Lien Indentures” means the indentures governing CEOC’s (a) 10.00% second-priority senior secured notes due 2015, (b) 10.00% second-priority senior secured notes due 2018, (c) 12.75% second-priority senior secured notes due 2018, (d) 10.75% senior notes due 2016, (e) 10.75%/11.5% senior toggle notes due 2018, (f) 6.5% senior notes due 2016, and (g) 5.75% senior notes due 2017.

“Note Purchase and Support Agreement” means that certain agreement entered into by CEC, CEOC, and certain holders of the 6.50% Senior Notes due 2016 and 5.7% Notes due 2017, dated August 12, 2014.

“Official Committee of Unsecured Creditors” means that certain statutory committee of unsecured claimholders appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015, as modified on February 6, 2015 and September 25, 2015 (and as the same may be further modified).

“Original Restructuring Term Sheet” means the “Restructuring Term Sheet” annexed to the Original RSA as Exhibit B.

“Outside Date” means October 1, 2017; provided, that the Parties shall negotiate in good faith a reasonable extension of the Outside Date if (x) the Parties have otherwise complied with the terms of this Agreement, the Definitive Documents and the Plans and (y) all other events and actions necessary for the occurrence of the Effective Date and consummation of the Restructuring have occurred other than the delivery, release, or receipt of regulatory or licensing approvals or a court order necessary for the occurrence of the Effective Date and consummation of the Restructuring, assuming, as applicable, that (a) all submissions or other information necessary to the grant of the regulatory or licensing approvals have been made, and (b) all litigation activity or similar actions necessary to permit the issuing court to make its decision is concluded, and such decision, when issued, shall be final and non-appealable.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plans” means the CEOC Plan and the CEC Plan.

“Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or market maker in claims against the Company.

“Requisite Consenting Bank Creditors” means, as of any time of determination, the Consenting Bank Creditors holding greater than two-thirds of the aggregate amount of all First Lien Bank Claims held at such time by all of the Consenting Bank Creditors; provided that any First Lien Bank Claims held by any of the Caesars Parties and/or their respective Affiliates shall not be included in either the numerator or the denominator of the foregoing calculation.

“Requisite Consenting Bond Creditors” has the meaning ascribed to Requisite Consenting Creditors in the Bond RSA.

“Requisite Consenting Creditors” means the Requisite Consenting Bank Creditors and Requisite Consenting Bond Creditors.

“Restricted Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Note Purchase and Support Agreement.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Party” means each of (i) the Caesars Parties, (ii) the Consenting Bank Creditors, (iii) LS3, and (iv) LS5, together with the respective Affiliates, subsidiaries, managed funds, representatives, officers, directors, agents, and employees of each of the foregoing, in each case to the extent controlled by such Restructuring Support Party.

“Restructuring Support Period” means the period commencing on the Agreement Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated with respect to all Parties, and (ii) the Outside Date.

“Securities Act” has the meaning set forth in Section 7(c) hereof.

“Services Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Omnibus License and Enterprise Services Agreement, dated May 20, 2014, by and among CES, CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars License Company, LLC, and Caesars World, Inc.

“Stroock” means Stroock & Stroock & Lavan LLP.

“Supplemental Bank Creditor Distribution” means an amount equal to $10 million per month during the Supplemental Bank Consideration Period (which payment shall be fully earned on the first day of each month of the Supplemental Bank Consideration Period), and which shall be payable on account of the principal and accrued interest on the First Lien Bank Claims in (i) cash, or (ii) New CEC Common Equity (at a price per share of New CEC Common Equity using an equity value for New CEC of $6.5 billion), by CEC upon the Effective Date. For the avoidance of doubt, the Supplemental Bank Creditor Distribution shall be paid to the holders of record of First Lien Bank Debt as of the Distribution Record Date.

“Supplemental Bank Consideration Period” means the period commencing on January 1, 2017, and ending on the earlier of (a) the Effective Date and (b) June 30, 2017.

“Supplemental RSA Bonds” means those First Lien Bonds (a) purchased or acquired between January 15, 2015 and July 24, 2015 and (b) that did not already receive the RSA Forbearance Fee.

“Termination Events” has the meaning set forth in Section 11 hereto.

“Transfer” has the meaning set forth in Section 13 hereto.

“Transferee” has the meaning set forth on Exhibit E hereto.

“Trustee” has the meaning ascribed to it in the First Lien Indentures.

“Trustee Guaranty Litigation” means the case captioned UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.).

“Trustee Litigation” means the case captioned UMB Bank v. Caesars Entertainment Corporation, et al., C.A. No. 10393-VCG (Del. Ch.).

“Upfront Payment Bank Claims” means the First Lien Bank Claims held by any Upfront Payment Party on 10am ET on the Upfront Payment Date.

“Upfront Payment Date” means the later of (x) 10am ET on the date that holders beneficially owning or controlling with the power to vote in favor of the Plans of at least 66.66% of the outstanding amount of the Company’s obligations under the Credit Agreement as of such date have executed this Agreement or agreed to abide by its material terms and (y) 10am ET on September 8, 2015.

“Upfront Payment Parties” means those holders of First Lien Bank Claims who sign this Agreement and become Consenting Bank Creditors on or prior to the 10am ET on the Upfront Payment Date.

(b) Rules of Construction. Each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, the Plans, the Definitive Documentation and the Cash Collateral Stipulation taken as a whole.

2. Commitment of Restructuring Support Parties.

(a) Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall:

(i) negotiate in good faith the Definitive Documentation and other documentation necessary to effectuate the Restructuring, in form and substance consistent in all material respects with this Agreement and the treatment and recoveries provided to holders of First Lien Bank Claims pursuant to the Plans, and as otherwise reasonably acceptable to the Requisite Consenting Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC (in respect of CEC, to the extent such Definitive Documents could be reasonably expected to affect the interests of CEC, which, for the avoidance of doubt, include but are not limited to a CEC Disclosure Statement, a CEC Plan, and a CEC Confirmation Order);

(ii) consent to those actions contemplated by this Agreement and the Plans, or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which such Restructuring Support Party is to be a party;

(iii) support and complete (and with respect to the Consenting Bank Creditors, support and not hinder the completion of) the Restructuring and all transactions contemplated under the Plans, the Definitive Documentation and this Agreement and, as applicable, vote in favor of the Plans, when properly solicited to do so under the Bankruptcy Code, all Claims now or hereafter beneficially owned by such Restructuring Support Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of such Claims (and not withdraw or revoke its tender, consent, or vote with respect to the Plans); provided that the foregoing may be waived by the Company in the Chapter 11 Cases or by CEC in a CEC Chapter 11 Case, each in its sole discretion; provided, further, that (x) such vote may be revoked (and, upon such revocation, deemed void ab initio) by any of the Consenting Bank Creditors at any time following the termination of this Agreement with respect to such Consenting Bank Creditor, but only to the extent this Agreement has terminated on account of a breach by a Party other than such Consenting Bank Creditor, it being understood and agreed that no Restructuring Support Party shall enter into any arrangement whereby it transfers voting rights for the purpose of avoiding any obligations under this Agreement, and (y) if this Agreement, the Plans or the Definitive Documentation is amended in a manner that would adversely affect a Consenting Bank Creditor’s Claim(s), such Consenting Bank Creditor (1) shall no longer be obligated to vote hereunder in respect of any Claim(s) and shall be permitted to vote its Claim(s) to reject such Plan(s), (2) to the extent such Consenting Bank Creditor has voted any Claim(s) hereunder, shall be permitted to revoke its vote in respect of such Claim(s) (and upon such revocation, such vote shall be deemed void ab initio) and to vote such Claim(s) to reject such Plan(s), and (3) notwithstanding anything herein to the contrary, shall be permitted to support and vote its Claim(s) for, and consent to, an Alternative Proposal and take any action in respect of its Claims; provided that nothing in this Section 2(a)(iii) shall in any way limit any Party’s rights or obligations arising under the Bankruptcy Code or applicable non-bankruptcy law; and

(iv) support the mutual release and exculpation provisions to be provided in the Plans.

(b) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall not:

(i) seek, solicit, support, vote its Claims for, or consent to, an Alternative Proposal; provided, that notwithstanding the foregoing, nothing in this Agreement shall prohibit any Consenting Bank Creditor from discussing or negotiating the terms of an Alternative Proposal with any person or entity that at the time of such discussions or negotiations is (A) a party to another restructuring support agreement that is in effect or (B) a creditor in a Class that votes to accept the CEOC Plan (for the avoidance of doubt, such discussions or negotiations shall not affect the Consenting Bank Creditors obligations under this Agreement); or

(ii) take any action materially inconsistent with the transactions expressly contemplated by this Agreement, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Company or CEC.

Subject in all respects as may otherwise be provided for under the applicable documents governing the intercreditor relationships among the parties thereto, nothing in this Agreement shall prohibit any Restructuring Support Party from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases or a CEC Chapter 11 Case so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring, and do not hinder, delay, or prevent consummation of the Restructuring, (y) taking or directing any action relating to maintenance, protection, or preservation of any collateral, to the extent such actions are not inconsistent with this Agreement, and (z) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with such Restructuring Support Party’s obligations hereunder.

3. Consenting Bank Creditors’ and Caesars Parties Forbearance.

(a) Until the earlier to occur of (i) the termination of this Agreement and (ii) the occurrence of any Event of Default (other than any Forbearance Default) that continues for five (5) consecutive Business Days after notice thereof to the Company (each of clause (i) and clause (ii), a “Forbearance Termination Event”), each Consenting Bank Creditor agrees to forbear from exercising its default-related rights and remedies (as well as any setoff rights and remedies) under the Credit Agreement or applicable law, against the Company and CEC and, with respect to each, their property and interests in property.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Bank Creditors hereunder to forbear from exercising rights and remedies (i) under the Credit Agreement and (ii) in respect of the Forbearance Defaults, shall immediately terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Caesars Parties hereby waive (to the extent permitted by applicable law).

(c) The Caesars Parties agree that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting Bank Creditors or the Collateral Agent or the Administrative Agent, as applicable, may proceed, subject to the terms of the First Lien Bank Documents, the Bank Guaranty Agreement, the First Lien Indentures, and applicable law, to exercise any or all rights and remedies under the First Lien Bank Documents, the Bank Guaranty Agreement, First Lien Indentures, applicable law, and/or in equity, including, without limitation, the rights and remedies on account of the Forbearance Defaults, all of which rights and remedies are fully reserved.

(d) The Caesars Parties agree that, prior to the termination of this Agreement with respect to any particular Consenting Bank Creditor, the Caesars Parties shall not commence any litigation or interpose or join in any claim arising from or in any way related to the First Lien Bank Debt against any such Consenting Bank Creditor. The Consenting Bank Creditors agree that, prior to the termination of this Agreement with respect to any particular Caesars Party, the Consenting Bank Creditors shall not commence any litigation or interpose or join in any claim arising from or in any way relating to the First Lien Bank Debt against any such Caesars Party.

(e) For the avoidance of doubt, and notwithstanding anything herein, the forbearance set forth in this Section 3 shall not (i) constitute a waiver with respect to any defaults or any events of defaults under the Credit Agreement, (ii) prevent any Consenting Bank Creditor from enforcing its rights with respect to any non-Caesars Parties (except as set forth in paragraph (f) below) under any documents relating to the Credit Agreement, including, but not limited to and for the avoidance of doubt, any intercreditor documents, and (iii) bar any Consenting Bank Creditor from filing a proof of claim or taking action to establish the amount of such Claim.

(f) Anything in this Agreement or otherwise notwithstanding, (i) all Parties to this Agreement may take any and all actions, make any and all omissions, give any and all directions and/or instructions, file any and all papers and documents, provide any and all evidence, raise and/or prosecute any and all claims and defenses, and otherwise act (or omit to act) in connection with or in reference to the enforcement of the Bank Guaranty Agreement, and all Parties to this Agreement hereby reserve all of their respective rights, powers, and remedies in connection with or in reference to the Bank Guaranty Agreement; and (ii) each of the Parties to this Agreement hereby agrees not to allege, assert directly or indirectly, plead, raise by claim or defense, challenge, or otherwise contend that the rights, powers, or remedies of any Party or trustee in connection with or in reference to the Bank Guaranty Agreement are in any manner restricted, limited, or otherwise prejudiced due to the existence of this Agreement or anything contained in this Agreement, and nothing contained in this Agreement shall be admissible for any such purpose.

4. [Reserved]

5. Covenants of Caesars Parties.

(a) Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties shall:

(i) (A) file or otherwise submit any and all documents (including, without limitation, the Definitive Documentation), applications and other requests in connection with obtaining, and use its commercially reasonable efforts to obtain, any and all required Bankruptcy Court, governmental, regulatory, licensing or other orders, approvals, licenses or consents, (including, without limitation, any necessary third-party consents) necessary to the implementation and consummation of the Restructuring, in each case, as promptly as practicable in order to ensure that the Restructuring is consummated by the Outside Date, (B) exercise its commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring, including but not limited to entry of the Confirmation Orders, in each case, as promptly as practicable in order to ensure that the Restructuring is consummated by the Outside Date, (C) use its commercially reasonable efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring, and (D) operate the Company and CEC in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan and CEC’s business plan, taking into account the Restructuring and the commencement of the Chapter 11 Cases and a CEC Chapter 11 Case;

(ii) promptly notify or update the Consenting Bank Creditors upon becoming aware of any of the following occurrences: (A) an additional person becomes a Consenting Bank Creditor after the date of this Agreement; (B) a Termination Event has occurred; (C) any person has challenged the validity or priority of, or has sought to avoid, any lien securing the First Lien Bank Debt pursuant to a pleading filed with the Bankruptcy Court or another forum of competent jurisdiction; (D) material developments, negotiations, or proposals relating to the Caesars Cases, the Forbearance Defaults, the Trustee Guarantee Litigation, the Guaranty Cases, the Trustee Litigation and any other case or controversy that may be commenced against such Caesars Party in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that would reasonably be expected to materially impede or prevent consummation of the Restructuring;

(iii) unless a Caesars Party obtains the prior written consent of a Consenting Bank Creditor: (x) use the information regarding any Claims owned at any time by such Consenting Bank Creditor (the “Confidential Claims Information”) solely in connection with this Agreement (including any disputes relating thereto); and (y) except as required by law, rule, or regulation or by order of a court or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, keep the Confidential Claims Information strictly confidential and not disclose the Confidential Claims Information to any other Person; provided, however, that the Caesars Parties may combine the Confidential Claims Information provided to the Caesars Parties by a Consenting Bank Creditor with the corresponding data provided to the Company by the Consenting Bank Creditors and freely disclose such combined data on an aggregate basis. In the event that any of the Caesars Parties is required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or by any governmental, judicial, regulatory, or supervisory body) to disclose the Confidential Claims Information or the contents thereof, the Caesars Parties shall, to the extent legally permissible, provide affected Consenting Bank Creditors with prompt notice of any such request or requirement so that such Consenting Bank Creditors may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section. If, in the absence of a protective order or other remedy or the receipt of a waiver from a Consenting Bank Creditor, a Caesars Party believes that it is nonetheless, following consultation with counsel, required to disclose the Confidential Claims Information, such Caesars Party may disclose only that portion of the Confidential Claims Information that it believes, following consultation with counsel, it is required to disclose, provided that it exercises reasonable efforts to preserve the confidentiality of the Confidential Claims Information, including, without limitation, by marking the Confidential Claims Information “Confidential – Attorneys’ Eyes Only” and by reasonably cooperating with the affected Consenting Bank Creditor to obtain an appropriate protective order or other reliable assurance that confidential and attorneys’ eyes only treatment will be accorded the Confidential Claims Information. In no event shall this Agreement be construed to impose on a Consenting Bank Creditor an obligation to disclose the price for which it acquired or disposed of any Claim. The Caesars Parties’ obligations under this Section 5(a)(iii) shall survive termination of this Agreement;

(iv) within 30 days of the Agreement Effective Date, the Company shall file and prosecute a motion for, and use commercially reasonable efforts to obtain, an order of the Bankruptcy Court authorizing the Debtors to pay the holders of the First Lien Bank Claims $300 million in Cash (any such amounts paid will reduce dollar for dollar the $705 million in Cash to be received under the CEOC Plan by the holders of the First Lien Bank Claims on the Effective Date) as soon as practicable; and

(v) if requested to do so by the Requisite Consenting Bank Creditors, will use commercial reasonable efforts to have the New CEC Common Equity listed on a national exchange following the Effective Date.

(b) Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (except with the prior written consent of the Requisite Consenting Bank Creditors) shall not, directly or indirectly:

(i) take any action to solicit, initiate, encourage, or assist the submission of an Alternative Proposal. If any Caesars Party receives a proposal or expression of interest in undertaking an Alternative Proposal, so long as the Consenting Bank Creditors have agreed to comply with any applicable confidentiality restrictions related thereto (it being understood that the Caesars Parties will not require any confidentiality restrictions that are in addition to the confidentiality restrictions set forth in any non-disclosure agreement between (1) any Consenting Bank Creditor and the Company, or (2) the First Lien Bank Professionals and the Company, that is in effect on the date hereof), the Caesars Party shall promptly notify the First Lien Bank Professionals of the receipt of such proposal or expression of interest, with such notice to include the identity of the Person or group of Persons involved as well as the terms of such Alternative Proposal;

(ii) (A) publicly announce (x) its intention not to pursue the Restructuring or (y) terms of a restructuring that are materially inconsistent with this Agreement; (B) suspend or revoke the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any material Definitive Documentation necessary to effectuate the Restructuring) that, in whole or in part, are not substantially consistent with this Agreement, or are not otherwise reasonably acceptable to the Requisite Consenting Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC;

(iii) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) materially impairs, or would reasonably be expected to materially impair, the ability of the Company and/or CEC to perform its obligations under the Restructuring relative to its ability to perform its obligations under the Restructuring as of the date hereof (after giving effect to the consummation of the Restructuring as if the Restructuring had been consummated as of the date hereof); or

(iv) enter into any other agreement (including, without limitation, a restructuring support agreement) with any creditor, ad hoc committee or group of creditors, or official committee of creditors (except for the Official Committee of Unsecured Creditors (for the avoidance of doubt, the foregoing exclusion shall not apply to any agreement with a creditor and/or group of creditors who may also serve on the Official Committee of Unsecured Creditors)) in connection with a potential restructuring of the Caesars Parties’ indebtedness and other obligations, including any such agreement (including, without limitation, a restructuring support agreement) in existence as of the Agreement Effective Date (each, an “Additional Restructuring Support Agreement”) that includes terms more favorable than the terms set forth in this Agreement (each, an “MFN Restructuring Support Agreement”); provided that if any Caesars Party enters into a MFN Restructuring Support Agreement in violation of this Section 5(b)(iv), then notwithstanding Section 15 hereof, this Agreement shall automatically be deemed amended to the extent necessary to include such more favorable terms set forth in such MFN Restructuring Support Agreement.

In the event any Caesars Party receives and determines to pursue an Alternative Proposal in an exercise of its fiduciary duties as set forth by Section 21 hereof, such Caesars Party shall promptly notify the Consenting Bank Creditors of the existence and material terms of such Alternative Proposal; provided that such Caesars Party may withhold the material terms of such Alternative Proposal from any Consenting Bank Creditor(s) who do not agree to applicable reasonable and customary confidentiality restrictions with respect thereto and/or who are in breach of this Agreement. After receipt of the material terms of such Alternative Proposal, the Requisite Consenting Bank Creditors shall have three (3) Business Days after notice by such Caesars Party to propose changes to the terms of this Agreement, including the Transaction Term Sheets and any exhibits thereto. Such Caesars Party shall keep the Consenting Bank Creditors informed of any amendments, modifications or developments with respect to such Alternative Proposal and any material information related to such Alternative Proposal, and, to the extent an Alternative Proposal is amended in any material respect, the Requisite Consenting Bank Creditors shall have three (3) Business Days from any such amendment to propose changes to the terms of this Agreement.

For the avoidance of doubt, the covenants set forth in this Section 5 are in addition to, and not in lieu of, any covenants, obligations, or agreements of CEC contained in the Bank Guaranty Agreement, all of which covenants, obligations and agreements of CEC contained in the Bank Guaranty Agreement are hereby ratified and confirmed in all respects and shall survive and continue in full force and effect.

(c) Additional Covenants in Respect of CES. The Company and CEC shall use commercially reasonable efforts to cause, subject to the terms and conditions hereof and for the duration of the Restructuring Support Period, CES (except with the prior written consent of the Requisite Consenting Bank Creditors) (i) to operate its business in the ordinary course, and (ii) to preserve and maintain intact all material assets, properties, and other interests (including, without limitation, intellectual property interests and intangible assets, such as reward programs and customer lists) that are currently owned, licensed, used, or enjoyed by CES or any Caesars Party.

(d) Additional Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company and CEC (after a CEC Petition Date), as applicable, shall:

(i) to the extent permitted by the Bankruptcy Court and applicable law, cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or a CEC Chapter 11 Case, posted on the Company’s or CEC’s website, or otherwise made publicly available;

(ii) to the extent not otherwise paid in connection with the Chapter 11 Cases (including pursuant to any debtor-in-possession financing or the Cash Collateral Stipulation), promptly pay in cash (A) upon the execution of this Agreement by the Company, all accrued First Lien Bank Fees and Expenses for which invoices or receipts are furnished by the First Lien Bank Professionals and/or Consenting Bank Creditors, and (B) subject to the Bankruptcy Court’s approval of the Company’s use of Cash Collateral, all unpaid First Lien Bank Fees and Expenses incurred after the date of this Agreement from time to time, in any event within ten (10) Business Days of delivery to the Company of any applicable invoice or receipt, which shall be in compliance with any order of the Bankruptcy Court and payment of which shall be authorized pursuant to the Cash Collateral Stipulation. For the avoidance of doubt, invoices on account of First Lien Bank Professional Fees shall contain summary detail of services performed to enable the Company to determine the reasonableness of such First Lien Bank Professional Fees. The Company’s obligations to pay the First Lien Bank Professional Fees shall not be affected or reduced by the payment of any First Lien Bank Professional Fees by any holder of First Lien Bank Debt, irrespective of whether such holder remains a holder of First Lien Bank Debt as of the date of this Agreement or is a Consenting Bank Creditor;

(iii) in connection with a CEC Chapter 11 Case, to the extent not otherwise paid in connection therewith (including pursuant to any debtor-in-possession financing or cash collateral stipulation), promptly pay in cash (A) all accrued First Lien Bank Fees and Expenses for which invoices or receipts are furnished by the First Lien Bank Professionals and/or Consenting Bank Creditors, and (B) subject to the Bankruptcy Court’s approval of CEC’s use of Cash Collateral, all unpaid First Lien Bank Fees and Expenses incurred after the date of this Agreement from time to time, in any event within ten (10) Business Days of delivery to CEC of any applicable invoice or receipt. For the avoidance of doubt, invoices on account of First Lien Bank Professional Fees shall contain summary detail of services performed to enable CEC to determine the reasonableness of such First Lien Bank Professional Fees. CEC’s obligations to pay the First Lien Bank Professional Fees shall not be affected or reduced by the payment of any First Lien Bank Professional Fees by any holder of First Lien Bank Debt, irrespective of whether such holder remains a holder of First Lien Bank Debt as of the date of this Agreement or is a Consenting Bank Creditor; and

(iv) if required, amend the CEOC Plan to provide for (and, if applicable, include in the CEC Plan) (A) the Supplemental Bank Creditor Distribution, and (B) if applicable, the additional currency to be provided to the holders of First Lien Bank Claims pursuant to the most favored nations provisions contained in Section 5(g) of this Agreement.

(e) Additional Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company and CEC, as applicable (except with the prior written consent of the Requisite Consenting Bank Creditors) shall not, directly or indirectly:

(i) take any action in connection with the Restructuring that violates this Agreement;

(ii) (A) redeem, purchase or acquire, or offer to acquire any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests, or (B) issue, sell, pledge, dispose of, or grant or incur any encumbrance on, any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests (other than issuances of equity interests upon the exercise, exchange, or conversion of options, warrants, or other conversion privileges that are outstanding as of the date hereof and only in accordance with the terms of such options, warrants, or other conversion privileges as in effect on the date hereof);

(iii) to the extent it would materially impair the rights of the Consenting Bank Creditors and the Company’s or CEC’s ability to consummate the Restructuring, and other than as required by the Plans, amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents;

(iv) to the extent it would materially impair the rights of the Consenting Bank Creditors, (A) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or (B) declare, set aside or pay any dividend or other distribution payable in cash, stock, property, a combination thereof, or otherwise with respect to any of its capital stock or other equity interests or any capital stock or other equity interests of any other Person;

(v) pay or make any payment, transfer, or other distribution (whether in cash, securities, or other property) of or in respect of principal of or interest on any funded indebtedness of the Company that either (A) is expressly subordinate in right of payment to the First Lien Bank Debt or (B) secured by an interest in collateral, which interest is subordinate in priority to that securing any of the First Lien Bank Debt, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination in respect of any such funded indebtedness that is not otherwise consented to by the Requisite Consenting Bank Creditors;

(vi) enter into any proposed settlement (other than as contemplated by this Agreement and the Restructuring) of any claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise that will materially impair the Company’s or CEC’s ability to consummate the Restructuring; or

(vii) file, support, amend or modify the Plans in a way that adversely impacts, or materially impairs CEOC’s and/or CEC’s ability to provide the treatment of, and the identical economic recoveries available to, the holders of First Lien Bank Claims under the CEOC Plan and as contemplated by this Agreement, or contains other terms that are not otherwise reasonably acceptable to the Requisite Consenting Bank Creditors.

(f) The Company and CEC each acknowledge that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth herein and in the Plans in the exercise of its fiduciary duties.

(g) Additional Affirmative Covenants of CEC. Subject to the terms and conditions hereof, CEC shall:

(i) if and to the extent that (1) the Effective Date shall not have occurred on or before January 1, 2017, and (2) the Class of Second Lien Notes Claims votes, as a Class, to accept the CEOC Plan, provide, either by paying Supplemental Bank Creditor Distribution to the Debtors or to the Administrative Agent (as defined in the Credit Agreement), in either case as a distribution for the benefit of the holders of First Lien Bank Claims, to the holders of First Lien Bank Claims, their pro rata share of the Supplemental Bank Creditor Distribution;

(ii) if and to the extent that the Additional CEC Consideration is increased (either on a monthly basis or in the aggregate), then the amount of the Supplemental Bank Creditor Distribution shall also be increased (either on a monthly basis or in the aggregate, as the case may be) by a percentage amount equal to the same percentage amount by which the Additional CEC Consideration has been increased;

(iii) if and to the extent that the consideration being received by the holders of First Lien Bond Claims (regardless of source) is increased as compared to the treatment provided to the holders of First Lien Bond Claims pursuant to the terms of the June 6 CEOC Plan, then CEC shall, either through contributions to the Debtor or by direct payment to the holders of First Lien Bank Claims on the Effective Date, increase the consideration being received by the holders of First Lien Bank Claims by the same amount of consideration and subject to the same terms of any such increase; provided, however, that the foregoing shall not apply with respect to an increase in the Additional CEC Consideration; and

(iv) pay on the Effective Date the RSA Forbearance Fee to the Initial Consenting Bank Lenders on account of such lenders’ Supplemental RSA Bonds; provided that CEC shall be liable for no more than $3,000,000 in respect of RSA Forbearance Fees on account of Supplemental RSA Bonds paid under this Agreement; and provided further that (a) only lenders who executed the Original RSA shall be eligible to receive the RSA Forbearance Fee on account of Supplemental RSA Bonds under this Agreement and (b) to receive the RSA Forbearance Fee, each lender entitled thereto must represent in a notarized writing that First Lien Bonds held by it are Supplemental RSA Bonds. For the avoidance of doubt, First Lien Bank Lenders entitled to receive the RSA Forbearance Fee on account of such lender’s First Lien Bond Claims held on 11:59 pm ET on January 15, 2015 pursuant to the terms of the Original RSA shall continue to be entitled on the Effective Date to any unpaid portion thereof.

(h) Additional Negative Covenants of CEC. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, CEC (except with the prior written consent of the Requisite Consenting Bank Creditors) shall not, directly or indirectly through any of its non-Debtor subsidiaries take any actions outside the ordinary course of business that would have a material adverse effect on Consenting Bank Creditors’ recoveries under the Plans or the contributions to be provided to the Debtors under the Plans.

6. Mutual Representations, Warranties and Covenants.

(a) Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof (or, if later, the date that such Party (or if such Party is a Transferee, such Transferee) first became or becomes a Party):

(i) it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii) except as expressly provided in this Agreement or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for it to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iii) except as expressly provided in this Agreement or the Bankruptcy Code (if applicable), it has all requisite organizational power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement;

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, (x) the foregoing shall not apply with respect to any Caesars Party on account of any defaults arising from the commencement of the Chapter 11 Cases, a CEC Chapter 11 Case, or the pendency of the Restructuring and (y) for the avoidance of doubt, but without limiting the Caesars Parties’ obligations pursuant to Section 5(b)(i) hereof, nothing in this Section 6(a)(vi) shall, or shall be deemed to, waive, limit, or otherwise impair each of the Caesars’ Parties ability to exercise its fiduciary duties as set forth by Section 21 hereof; and

(vii) the Supplemental Bank Creditor Distribution is a distribution on account of First Lien Bank Claims.

(b) The Caesars Parties represent and warrant to the other Restructuring Support Parties that there are no pending agreements (oral or written), understandings, negotiations, or discussions with respect to any Alternative Proposal.

(c) Each Caesars Party, severally and not jointly, on behalf of itself and its Affiliates, represents, warrants and covenants that it has not offered, and will not offer any Additional Bank Consideration or Additional Bond Consideration to any holder of First Lien Bank Debt or First Lien Bond Debt, respectively, without making such Additional Bank Consideration or Additional Bond Consideration available to Consenting Bank Creditors on a pro rata basis in the manner contemplated in Section 35 in this Agreement.

7. Ownership of Claims. Each Claim Holder, severally and not jointly, represents and warrants as follows:

(a) as of the date of this Agreement, it (i) is either (A) the sole beneficial owner of the principal amount of Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Claims and dispose of, exchange, assign, and transfer such Claims, and (iii) holds no Claims (other than potential causes of action or litigation claims, contingent, unmatured or unliquidated claims, or claims for interest or fees arising under or in connection with any indenture, credit agreement, or other credit document) that are not identified below its signature hereto; in each case except as this provision may be specifically waived, in writing by the Company;

(b) other than pursuant to this Agreement, such Claims that are subject to Section 7(a) hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Bank Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), (B) an institutional accredited investor as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Caesars Party acquired by the applicable Claim Holder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

8. Termination by Consenting Bank Creditors. The Majority Bank Creditors may terminate this Agreement upon delivery of written notice to the Caesars Parties in accordance with Section 27 hereof at any time after the occurrence of, and in the case of Sections 8(a), 8(b), 8(d), 8(e), or 8(f), during the continuation of, any of the following events (each, a “Creditor Termination Event”):

(a) the breach by any of the Caesars Parties, LS3, or LS5 of any of their obligations, representations, warranties, or covenants set forth in this Agreement in any material respect, which breach of covenant or obligation (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties, LS3, or LS5, as applicable, of written notice of such breach from the Majority Bank Creditors;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction (including, without limitation, the Bankruptcy Court), of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties and the Consenting Bank Creditors of written notice of such event;

(c) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases or a CEC Chapter 11 Case;

(d) the Chapter 11 Cases or a CEC Chapter 11 Case shall have been converted to cases under chapter 7 of the Bankruptcy Code or dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if any of the Definitive Documentation or other documents necessary to effectuate the Restructuring (including any amendment or modification thereof) filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Majority Bank Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties and the Consenting Bank Creditors of written notice of such material inconsistency;

(f) a Caesars Party, LS3, LS5, or any of their respective Affiliates enters into or otherwise publicly discloses an agreement, or files any motion or pleading with a court of competent jurisdiction (including, without limitation, the Bankruptcy Court), in each case, that is not substantially consistent with this Agreement and such agreement, motion or pleading has not been terminated, modified or withdrawn within two (2) Business Days of each of the Company’s and CEC’s receiving written notice from the Majority Bank Creditors that such agreement, motion or pleading is materially inconsistent with this Agreement, unless such agreement, motion or pleading does not provide for or seek, and could not result in, relief that would have any adverse impact on the interest of holders of First Lien Bank Claims in connection with the Restructuring;

(g) a Caesars Party executes a letter of intent (or similar document) stating its intention to pursue an Alternative Proposal or otherwise publicly announces the terms of an Alternative Proposal;

(h) other than pursuant to any relief sought by a Caesars Party that is not materially inconsistent with its obligations hereunder, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of such Caesars Party having an aggregate fair market value in excess of $5,000,000 without the written consent of the Majority Bank Creditors;

(i) the distributions, rights and privileges (including, without limitation, the forms of consideration) to be provided to holders of First Lien Bank Claims pursuant to the terms of the Plans in connection with the Restructuring have not been indefeasibly received by such holders on or before the Outside Date;

(j) any Caesars Party (or any party under the control of a Caesars Party) commences an action to challenge the validity or priority of, or to avoid, the liens on any asset or assets comprising any material portion of the collateral securing the First Lien Bank Debt;

(k) a CEC Bankruptcy Event, unless consented to by CEC within fifteen days of such CEC Bankruptcy Event;

(l) CEOC consents to the Involuntary Petition, unless such consent was with the prior written consent of the Majority Bank Creditors;

(m) (i) a court of competent jurisdiction enters a judgment (including, without limitation, an order granting partial summary judgment) that is not subject to a stay at any time following the 10th day after the entry thereof against CEC on any of the counts asserted against it (currently or in the future) in any of the Guaranty Cases, which judgment materially and adversely affects (or would materially and adversely affect if enforced) Consenting Bank Creditors’ ability to obtain the recoveries contemplated in the Plans, including but not limited to the value of any guaranties of indebtedness or other obligations to be provided by CEC thereunder, and/or (ii) CEC enters into a settlement or other agreement in respect of any of the counts asserted against it in any of the Guaranty Cases that materially and adversely affects (or would materially and adversely affect if consummated) Consenting Bank Creditors’ ability to obtain the recoveries contemplated in the Plans, including but not limited to the value of any guaranties of indebtedness or other obligations to be provided by CEC thereunder;

(n) if prior to March 31, 2017, (i) the CEC Petition Date has occurred, (ii) a CEC Plan, which together with the CEOC Plan would provide treatment to the First Lien Bank Lenders that is economically identical in all respects to their treatment in the CEOC Plan, has not been filed and (iii) the CEOC Confirmation Order has not been entered.

(o) the exercise by any Caesars Party of its rights pursuant to Section 21 hereof;

(p) if any Caesars Parties RSAs shall terminate and/or otherwise be of no further force and effect;

(q) if the Confirmation Hearing with respect to the CEOC Plan has not commenced on or prior to January 31, 2017; or

(r) the Effective Date has not occurred by the Outside Date.

9. Mutual Termination. This Agreement may be terminated by mutual agreement among (a) the Caesars Parties, and (b) the Majority Bank Creditors.

10. Company Termination Events. This Agreement may be terminated by delivery to the other Parties of a written notice, delivered in accordance with Section 27 of this Agreement, by the Company upon the occurrence of any of the following events (each a “Company Termination Event”):

(a) the breach by any Restructuring Support Party (other than the Company) of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Restructuring

Support Party from the Company of written notice of such breach; provided that, with respect to a breach by one or more Consenting Bank Creditors, the foregoing shall apply only if (x) non-breaching Consenting Bank Creditors with power to vote in favor of the Plans do not then hold at least 2/3 plus one dollar of First Lien Bank Debt (measured by notional value), and (y) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties and the Consenting Bank Creditors of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 5(a)(i) of this Agreement;

(c) the exercise by the Company of its fiduciary duties as set forth in Section 21 hereof (the “CEOC Fiduciary Out”);

(d) any Party other than the Caesars Parties or their Affiliates files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from the Company that such motion or pleading is materially inconsistent with this Agreement, or CEC and/or any of its Affiliates (other than the Company) obtains relief with respect to any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement;

(e) CEC enters into a settlement or other agreement, other than any settlement or agreement in a CEC Plan, in respect of any of the counts asserted against it in any of the Guaranty Cases that materially and adversely affects (or would materially and adversely affect if consummated) CEC’s ability to fund the recoveries contemplated in the Plan, including but not limited with respect to the value of any guaranties of indebtedness or other obligations to be provided by CEC thereunder;

(f) if any of the Definitive Documentation (including any amendment or modification thereof) is filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not substantially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Company, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Restructuring Support Parties of written notice of such material inconsistency; or

(g) the distributions, rights and privileges (including, without limitation, the forms of consideration) to be provided to holders of First Lien Bank Claims pursuant to the terms of the Plans in connection with the Restructuring have not been indefeasibly received by such holders on or before the Outside Date.

11. CEC Termination Events. CEC may terminate this Agreement upon delivery of written notice to the other Parties in accordance with Section 27 hereof at any time after the occurrence of, and in the case of Sections 11(b), 11(e), or 11(g) during the continuation of, any of the following events (each, a “CEC Termination Event,” and together with the Creditor Termination Events and the Company Termination Events, the “Termination Events”):

(a) the breach by any Restructuring Support Party (other than CEC, LS3 or LS5) of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects CEC’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Restructuring Support Party from CEC of written notice of such breach; provided that, with respect to a breach by one or more Consenting Bank Creditors, the foregoing shall apply only if (x) non-breaching Consenting Bank Creditors with power to vote in favor of the Plans do not then hold at least 2/3 plus one dollar of First Lien Bank Debt (measured by notional value), and (y) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties and the Consenting Bank Creditors of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 5(a)(i) of this Agreement;

(c) the exercise by CEC of its fiduciary duties as set forth in Section 21 hereof (the “CEC Fiduciary Out,” and together with the CEOC Fiduciary Out, the “Fiduciary Outs”);

(d) any Party (other than CEC, LS3 or LS5) files any motion or pleading with the Bankruptcy Court in the Chapter 11 Cases or a CEC Chapter 11 Case that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from CEC that such motion or pleading is materially inconsistent with this Agreement;

(e) if any of the Definitive Documentation (including any amendment or modification thereof) is filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not substantially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to CEC, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Restructuring Support Parties of written notice of such material inconsistency;

(f) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

(g) the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code, or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(h) other than pursuant to any relief sought by the Company that is not materially inconsistent with its obligations hereunder, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $5,000,000 without the written consent of the Majority Bank Creditors;

(i) the distributions, rights and privileges (including, without limitation, the forms of consideration) to be provided to holders of First Lien Bank Claims pursuant to the terms of the Plans in connection with the Restructuring have not been indefeasibly received by such holders on or before the Outside Date; or

(j) a 105 Injunction Order is not in full force and effect; provided, that CEC may only terminate the Agreement pursuant to this Section 11(j) within 14 days of a 105 Injunction Order not being in full force and effect.

12. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 8 or Section 10, or Section 11 hereof, as applicable, if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the Termination Event specified herein.

(b) Upon the termination of this Agreement pursuant to Section 8, Section 9, Section 10, or Section 11 hereof, or the exercise of a Caesars Party’s fiduciary duty pursuant to Section 21 hereof, all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party. Upon the termination of this Agreement pursuant to Section 35 hereof, the terminating Consenting Bank Creditor shall be released from its commitments, undertakings, and agreements under or relating to this Agreement, and there shall be no liability or obligation on the part of such Consenting Bank Creditor. Notwithstanding anything herein to the contrary, the termination of this Agreement by a Consenting Bank Creditor under Section 35 hereof shall not be deemed a termination of this Agreement for purposes of the Backstop Commitment Agreement.

(c) Notwithstanding Section 12(b) hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date, including but not limited to CEC’s and the Company’s obligations to pay the First Lien Bank Professional Fees, and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with the procedures established by Section 15 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon a Termination Event that releases a Consenting Bank Creditor from its commitments, undertakings, and agreements under or related to this Agreement (as set forth in Section 12(b)), unless otherwise agreed to in writing by such Consenting Bank Creditor, any and all votes, approvals, or consents delivered by such Consenting Bank Creditor and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, and employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company.

13. Transfer of Claims. The Restructuring Support Parties agree, with the exception of the permitted transfers and purchases enumerated in (a) and (b) below, that no Restructuring Support Party will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in (except for any lien or security interest in favor of a broker-dealer over property held in an account with such broker-dealer generally and which lien or security interest is released upon any transfer of such property) offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its First Lien Bond Claims or First Lien Bank Claims now or hereafter owned, and no such Transfer will be effective, unless the transferee executes and provides to the Company and Stroock a transfer agreement in the form attached hereto as Exhibit E within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer. For the avoidance of doubt, the Caesars Parties agree that any such transfer agreement shall be included in the definition of “Confidential Claims Information” in Section 5(a)(iii) hereof. In addition to the foregoing Transfer, the following Transfers shall be permitted:

(a) any Transfer by one Consenting Creditor to an Affiliate of such Consenting Creditor or one or more of its affiliated funds or an affiliated entity or entities with a common investment advisor or investment manager (in each case, other than portfolio companies); provided that, for the avoidance of doubt, any transferee under this Section 13(a) shall be deemed a Consenting Creditor for purposes of this Agreement, effective as of the date of the Transfer, and any transferor under this Section 13(a) shall remain liable in all respects for any breach of this Agreement by such transferee; and

(b) any Transfer by one Consenting Creditor to another Consenting Creditor.

Any Transfer of any Restructuring Support Party’s First Lien Bond Claims or First Lien Bank Claims that does not comply with the foregoing shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Restructuring Support Party of any Claims (including but not limited to First Lien Bond Claims and First Lien Bank Claims), such Claims shall automatically be deemed to be subject to all the terms of this Agreement. The restrictions in this Agreement are in addition to any Transfer restrictions in the Credit Agreement, the First Lien Indentures, and Non-First Lien Indentures, and in the event of a conflict the Transfer restrictions contained in this Agreement shall control; provided, however, that nothing herein shall restrict, waive, or suspend any consent right the Company may have with respect to any Transfer.

Notwithstanding the foregoing, a Qualified Marketmaker, acting solely in its capacity as such, that acquires any First Lien Bond Claim or First Lien Bank Claim subject to this Agreement shall not be required to execute a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth herein if, and only if, such Qualified Marketmaker sells or assigns such First Lien Bond Claim or First Lien Bank Claim within ten (10) Business Days of its acquisition and the purchaser or assignee of such First Lien Bond Claim or First Lien Bank Claim is a Consenting Creditor or an entity that executes and provides a Transfer Agreement in accordance with the terms set forth herein; provided that if a Qualified Marketmaker, acting solely in its capacity as such, acquires First Lien Bond Debt or First Lien Bank Debt from an entity who is not a Consenting Creditor with respect to such debt (collectively, “Qualified Unrestricted Claims”), such Qualified Marketmaker may Transfer any right, title or interest in such Qualified Unrestricted Claims without the requirement that the transferee execute a Transfer Agreement; provided further that any such Qualified Marketmaker that is a Party to this Agreement shall otherwise be subject to the terms and conditions of this Agreement (including Section 2(a)(iii) hereof) with respect to Qualified Unrestricted Claims pending the completion of any such Transfer.

Notwithstanding anything herein to the contrary: (a) to the extent that a Restructuring Support Party effects the Transfer of all of its Claims in accordance with this Agreement, such Restructuring Support Party shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder; provided, however, that if such Restructuring Support Party acquires a Claim at any point thereafter, it shall be deemed to be a Party to this Agreement on the same terms as if it had not effected a Transfer of all of its Claims; and (b) subject to Section 2(a)(iii) hereof, to the extent that a Restructuring Support Party effects the Transfer of a Claim that it holds as a participant (and not grantor) pursuant to a participation agreement with voting provisions substantially similar to those set forth in the form of participation agreement produced by the Loan Syndications & Trading Association, the transferee thereof shall not be required to execute a Transfer Agreement.

14. Cooperation.

(a) During the Chapter 11 Cases, the Company shall use commercially reasonable efforts to provide to Stroock (i) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents the Company intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when the Company intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall notify telephonically or by electronic mail counsel to the Consenting Bank Creditors to advise it of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (ii) copies of all material documents actually filed by the Company with the Bankruptcy Court promptly but not later than one (1) day after such filing.

(b) During a CEC Chapter 11 Case, CEC shall use commercially reasonable efforts to provide to Stroock (i) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents CEC intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when CEC intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case CEC shall notify telephonically or by electronic mail counsel to the Consenting Bank Creditors to advise it of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (ii) copies of all material documents actually filed by CEC with the Bankruptcy Court promptly but not later than one (1) day after such filing.

15. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Caesars Parties, the Requisite Consenting Bank Creditors, LS3, and LS5; provided, however, that:

(a) no such consents shall be required from any Consenting Bank Creditor with respect to any modification or amendment or any other agreement, document or other instrument implementing the Restructuring, regarding the treatment of Claims other than with respect to First Lien Bank Claims, so long as it would not, reasonably construed, have an adverse impact on the interests of holders of First Lien Bank Claims (including with respect to the form or value of recoveries to be provided on account of such Claims pursuant to the Restructuring, including the value of any guaranties of indebtedness or other obligations to be provided by CEC thereunder), in their capacities as such, in connection with the Restructuring;

(b) any amendment to this Agreement to (i) the defined terms “Consenting Bank Creditors” or “Requisite Consenting Bank Creditors” or (ii) Section 13 hereof, shall require the written consent of the Company, CEC and each Consenting Bank Creditor;

(c) any amendment that would materially and adversely affect any Consenting Bank Creditor that is a holder of First Lien Bank Claims, solely in its capacity as such, in a manner that is disproportionate to any other holder of First Lien Bank Claims, solely in its capacity as such, shall require the prior written consent of the adversely affected Consenting Bank Creditor;

(d) for the avoidance of doubt, any waiver of any of the conditions to the effectiveness of this Agreement set forth by Section 16 hereof may be waived only upon the express written consent of each of the Caesars Parties and the Requisite Consenting Bank Creditors;

(e) the Company in the Chapter 11 Cases may waive application of the representations and warranties set forth by Section 7(a)(ii) and Section 7(a)(iii) hereof in all or in part with respect to any Consenting Bank Creditor in its sole discretion, but in consultation with CEC;

(f) CEC in a CEC Chapter 11 Case may waive application of the representations and warranties set forth by Section 7(a)(ii) and Section 7(a)(iii) hereof in all or in part with respect to any Consenting Bank Creditor in its sole discretion, but in consultation with the Company;

(g) any amendment, modification, supplement or other change with respect to the amount, form, timing, economics or value or any party’s entitlement to the Upfront Payment as set forth in the Plans and in the Original Restructuring Term Sheet shall require the written consent of the Company, CEC, and such affected Upfront Payment Parties;

(h) any amendment to this Agreement to the defined term “Initial Consenting Bank Lender” shall require the written consent of the Company, CEC, and each Initial Consenting Bank Lender; and

(i) any amendment to Sections 15(b), 15(c), 15(g), 15(h) or this 15(i) hereof shall require the consent of each Consenting Bank Creditor.

16. Conditions to Effectiveness. This Agreement shall only become effective and enforceable against the parties hereto on the date that this Agreement shall have been executed by (i) (A) the Caesars Parties, (B) LS3, and (C) LS5, and (ii) the Requisite Consenting Bank Creditors (such date, the “Agreement Effective Date”).

17. Entire Agreement. This Agreement, including the Plans, the Definitive Documents and the Cash Collateral Stipulation, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

18. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing. The Parties further acknowledge and agree that, if a CEC Bankruptcy Event occurs, (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code with respect to any CEC bankruptcy and (b) CEC hereby waives its right to assert a contrary position in any such bankruptcy with respect to the foregoing and agrees that it will cooperate fully with Consenting Bank Creditors in obtaining a modification of the automatic stay to the extent necessary to permit Consenting Bank Creditors to exercise their rights under this Agreement.

19. No Waiver of Participation and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

21. Caesars Parties Fiduciary Duties.

(a) Nothing in this Agreement shall otherwise require the Company or CEC, or any directors, officers, or members of the Company or CEC, each in its capacity as a director, officer, or member of the Company or CEC, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law (as reasonably determined by them in good faith after consultation with legal counsel).

(b) All Consenting Bank Creditors reserve all rights they may have, including the right (if any) to challenge any exercise by the Company or CEC of its respective fiduciary duties.

22. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

23. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties. It is understood and agreed that no Consenting Bank Creditor has any duty of trust or confidence in any kind or form with any other Consenting Bank Creditor, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Bank Creditor may trade in the Claims or other debt or equity securities of the Company without the consent of the Company or any other Consenting Bank Creditor, subject to applicable securities laws, the terms of this Agreement, and the terms of the First Lien Bank Documents and the First Lien Indentures; provided, however, that no Consenting Bank Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Bank Creditors shall in any way affect or negate this understanding and agreement.

24. Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the

Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

25. No Commitment. No Restructuring Support Party shall be obligated to fund or otherwise be committed to provide funding in connection with the Restructuring, except pursuant to a separate commitment letter or definitive documentation relating specifically to such funding, if any, that has been (i) executed by such Restructuring Support Party and (ii) approved by the Bankruptcy Court, as necessary, along with the satisfaction of any conditions precedent to such funding requirements.

26. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the Parties hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement; provided however, that if a CEC Bankruptcy Event occurs, the court in which the proceeding initiated by such CEC Bankruptcy Event is pending shall have concurrent jurisdiction to enforce CEC’s compliance with this Agreement.

27. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address: tlambert@caesars.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

Attn: Paul M. Basta, P.C.

          Nicole L. Greenblatt, P.C.

Facsimile: (212) 446 4900

E-mail Address: paul.basta@kirkland.com

                            ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn: David R. Seligman, P.C.

         Joseph M. Graham

E-mail Address: dseligman@kirkland.com

                            joe.graham@kirkland.com

Facsimile: (312) 862-2200

If to CEC:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address: tdonovan@caesars.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn: Jeffrey D. Saferstein

          Samuel E. Lovett

Telephone: (212) 373-3000

Facsimile (212) 373-2053

E-mail Address: jsaferstein@paulweiss.com

                             slovett@paulweiss.com

-and-

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attn: Paul S. Aronzon

          Thomas R. Kreller

Telephone: (213) 892-4000

Fax: (213) 629-5063

Email Address: paronzon@milbank.com

                           tkreller@milbank.com

If to a Consenting Bank Creditor, to the address set forth beneath such lender’s signature block,

with a copy to (which shall not constitute notice):

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Attn: Kristopher Hansen

         Kenneth Pasquale

         Jonathan Canfield

Telephone: (212) 806-5400

Facsimile: (212) 806-6056

E-mail Address: khansen@stroock.com

                            kpasquale@stroock.com

                            jcanfield@stroock.com

28. Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

29. Disputes Regarding RSA Forbearance Fee for Supplemental RSA Bonds. Only a Consenting Bank Creditor that (a) is not an Initial Consenting Bank Lender, (b) has executed the Original RSA, and (c) owns First Lien Bond Claims shall be entitled to allege that it is entitled to the RSA Forbearance Fee for Supplemental RSA Bonds hereunder, in which case such RSA Forbearance Fee may only be paid to such alleging lender (1) upon entry of a final, non-appealable order directing the RSA Forbearance Fee for Supplemental RSA Bonds to be paid to such lender, (2) upon consent of the Majority Bank Lenders, or (3) if all of the Caesars Parties, after consultation with their respective legal counsel, determine in good faith that such lender is legally entitled to receive the RSA Forbearance Fee for Supplemental RSA Bonds pursuant to this Agreement.

30. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

31. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring.

32. Access. The Company and CEC will promptly provide the First Lien Bank Professionals reasonable access, upon reasonable notice, during normal business hours to relevant properties, books, contracts (including any Executory Contracts and Unexpired Leases), commitments, records, management and executive personnel, and advisors of the Company (other than with respect to materials subject to attorney-client privilege or where granting such access is prohibited by law); provided, however, that the Company’s or CEC’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking; provided, further, however, that any existing confidentiality agreements entered into between the Company or CEC, on one hand, and a Party, on the other hand, shall be deemed to be appropriate.

33. Qualification on Consenting Bank Creditor Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Bank Creditor that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Bank Creditor that are not held through accounts managed by such investment manager.

34. Publicity. The Company shall use its commercially reasonable efforts to submit drafts to the First Lien Bank Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

35. Additional Consideration. To the extent that a holder of First Lien Bank Debt, in its capacity as such, receives Additional Bank Consideration in connection with the Restructuring, such Additional Bank Consideration shall be made available to all Consenting Bank Creditors that are holders of First Lien Bank Claims, in their capacities as such, on the same terms and on a pro rata basis in accordance with their respective First Lien Bank Claims holdings. Any Consenting Bank Creditor that is a holder of First Lien Bank Claims who is not accorded such Additional Bank Consideration shall have the right to terminate this Agreement upon three (3) Business Days’ written notice to the Parties in accordance with Section 27 hereof; provided that such termination shall only be with respect to the terminating Consenting Bank Creditor, and not with respect to any non-terminating Parties.

To the extent that a holder of First Lien Bond Debt, in its capacity as such, receives Additional Bond Consideration in connection with the Restructuring, such Additional Bond Consideration shall be made available to all Consenting Bank Creditors that are holders of First Lien Bond Claims, in their capacities as such, on the same terms and on a pro rata basis in accordance with their respective First Lien Bond Claims holdings. Any Consenting Bank Creditor that is a holder of First Lien Bond Claims who is not accorded such Additional Bond Consideration shall have the right to terminate this Agreement upon three (3) Business Days’ written notice to the Parties in accordance with Section 27 hereof; provided that such termination shall only be with respect to the terminating Consenting Bank Creditor, and not with respect to any non-terminating Parties.

36. CEC Bankruptcy or Similar Proceeding. Except as otherwise provided herein, nothing herein shall be construed to limit or impair in any way a Consenting Bank Creditor’s, the Trustee’s or the Collateral Agent’s respective rights or ability to appear in or take any other action to protect its interests (or, in the case of the Trustee and the Collateral Agent, the interests of their beneficiaries) in connection with any proceeding related to a CEC Chapter 11 Case.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ John Payne
Name: John Payne
Title: CEO

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name: Eric Hession
Title: CFO

[Signature Page to CEOC, CEC, and Bank RSA]

Exhibit A

[INTENTIONALLY OMITTED]

Exhibit B

None.

Exhibit C

None.

Exhibit D

[INTENTIONALLY OMITTED]

Exhibit E

Transfer Agreement

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support and Forbearance Agreement, dated as of                     (the “Agreement”),1 by and among the Caesars Parties and each of the Consenting Bank Creditors party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Restructuring Support Parties (the “Transferor”) and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a Consenting Bank Creditor for all purposes under the Agreement, including with respect to any election made such Transferor with respect to any Put Option applicable to the OpCo New Common Stock that has been exercised by such Transferor.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the [First Lien Indentures / Credit Agreement / Non-First Lien Indentures] and the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

Date Executed: ,
Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Principal Amount Held
Claim	Amount